Exhibit 99.1
CONNETICS FOUNDER EUGENE A. BAUER
STEPS DOWN AS DIRECTOR AFTER 11 YEARS -
WILL REMAIN AS DIRECTOR EMERITUS
PALO ALTO, Calif. (October 17, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today the resignation of Eugene A. Bauer, M.D. from the Company’s board of directors. Dr. Bauer, a founder of Connetics and a director since 1993, has resigned to focus on his responsibilities as Chief Executive Officer of privately held Neosil, Inc. Dr. Bauer has been elected by Connetics’ board of directors to serve as Director Emeritus, and will continue to provide advice to the Company on various matters.
“It has been an honor and a privilege to serve as a director of such an outstanding company, and to assist the management team in building Connetics into the specialty pharmaceutical leader it is today,” said Dr. Bauer. “Through hard work, an unwavering commitment to serving the needs of dermatologists and their patients, and a laser-like focus on achieving success, Connetics has become the premier medical dermatology company with one of the industry’s strongest management teams, commercial portfolios and product pipelines. I am confident the Company’s leadership and employees will continue to build value by achieving the highest levels of product quality and customer service in the industry.”
G. Kirk Raab, Connetics’ Chairman of the Board, commented, “Undeniably, Gene has been a vital contributor to the Company’s success and, on behalf of the entire Connetics board, I want to thank Gene for his generous service to our company. As a Company founder and long-standing member of the board, Gene has helped guide Connetics through strategic changes, dramatic growth and evolution. The Connetics management and board are indebted to Gene for his wisdom and guidance.”
Thomas G. Wiggans, Chief Executive Officer of Connetics, added, “Gene has been a key member of the Connetics team as we built our business and reputation by bringing new levels of innovation and support to dermatologists and their patients. He is an accomplished physician and astute businessperson. We will continue to benefit from his legacy and look forward to our association with him as Director Emeritus.”
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam(R). The Company’s marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, Soriatane(R) (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac(R) (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina(R), a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Zachary Bryant or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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